NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 13, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 1, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the business combination with EnerVest's South Texas Division, which became effective on August 1, 2018, the Units of TPG Pace Energy Holdings Corp. automatically separated into the component securities upon consummation of the business combination. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of TPG Pace Energy Holdings Corp. Units, each consisting of one share of Class A Common Stock and one-third of one Warrant, and does not affect the continued listing on the NYSE of the Magnolia Oil & Gas Corporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 1, 2018.